CUSIP No.	208242107
Exhibit 4
CONSENT
     The undersigned, Ray Gash, as Trustee of the Linda M. Gash Conn’s 2004 Trust, being a holder or transferee of 30,000 shares (the “Shares”) of common stock par value $0.0025 per share, of Conn’s Inc. (the “Common Stock”) hereby (i) agrees to become a party to the Conns Voting Trust Agreement dated as of October, 2003 (the “Voting Trust Agreement”) relating to the Common Stock, (ii) agrees to be bound by all the provisions thereof as if the undersigned were an original party thereto, and (iii) agrees to surrender any certificates representing the Shares to the Trustee under the Voting Trust Agreement in exchange for a Voting Trust Certificate as provided in the Agreement.

Dated: 12-31-04	/s/ Ray Gash
Linda M. Gash Conn’s 2004 Trust
Ray Gash, Trustee

	BY:	/s/ Steve Patterson
Steve Patterson
Voting Trustee